Exhibit 99.1

Resources Connection, Inc. Reports First Quarter Results for Fiscal 2016

  Company reports revenues of $148.3 million, up 3.4% over prior year quarter (6.3% constant currency)
  Earnings per share increases to $0.19, up 35.7% from $0.14 in prior year quarter
  Adjusted EBITDA* improves 16.3% to $15.7 million (10.6% of revenue)
  Company returns $9.2 million in capital to shareholders

* Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

IRVINE, Calif.--(BUSINESS WIRE)--October 7, 2015--Resources Connection, Inc. (NASDAQ: RECN) today announced financial results for its first fiscal quarter ended August 29, 2015. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting and business support services in the areas of accounting; finance; corporate governance, risk and compliance; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; healthcare solutions; and legal and regulatory.

Revenue for the first quarter of fiscal 2016 increased 3.4% to $148.3 million compared to the prior year’s first quarter of $143.4 million. On a sequential basis, first quarter revenue was down 0.3% compared to $148.8 million in the fourth quarter of fiscal 2015.

Using the comparable first quarter fiscal 2015 conversion rates to adjust for the impact of currency fluctuations, fiscal 2016’s first quarter revenue would have been $152.4 million, up 6.3% quarter-over-quarter.

Revenue in the U.S. increased 4.6% quarter-over-quarter and 0.4% sequentially. International revenue decreased 1.4% on a quarter-over-quarter basis and 3.5% sequentially. Adjusting for the impact of currency fluctuations, international revenue increased 13.4% quarter-over-quarter using the comparable first quarter fiscal 2015 conversion rates and declined sequentially 3.2% using the comparable fourth quarter fiscal 2015 conversion rates.

The Company’s net income in the first quarter of fiscal 2016 improved 31.5% to $7.1 million, or $0.19 per diluted share, compared to the prior year’s first quarter net income of $5.4 million, or $0.14 per diluted share. Net income in the first quarter of fiscal 2016 includes a $0.01 per share charge for stock-based compensation expense of approximately $900,000 related to the accelerated vesting of options held by Donald Murray related to his transition from Executive Chairman to non-employee Chairman during the quarter. Net income in the first quarter of fiscal 2015 included a $0.02 per share charge for severance related to the Company’s European operations.

“Our first quarter results reflect solid improvement in our financial metrics such as revenues and adjusted EBITDA, driven by our United States operations,” said Tony Cherbak, president and chief executive officer of RGP. “In addition, our practices in Asia Pacific grew 17.0% quarter-over-quarter (27.7% constant currency), with particular strength in Shanghai, Hong Kong and Singapore; and Europe showed continued signs of stability, growing 1.9% on a constant currency basis.”

Gross margin was 38.7% in the first quarter of fiscal 2016 compared to 39.2% in the prior year quarter. The 50 basis point decrease results from higher costs in the Company’s self-insured medical plan and an increase in zero margin reimbursable expenses, partially offset by improved bill/pay rate spreads. Sequentially, gross margin decreased 20 basis points from 38.9%, due to a slight reduction in bill rate/pay rate spreads and higher medical costs, partially offset by lower zero margin reimbursable expenses.

Selling, general and administrative expenses (“SG&A”) for the first quarter of fiscal 2016 were $44.0 million (29.7% of revenue) compared to the prior year first quarter amount of $44.3 million (30.9% of revenue) and the preceding quarter amount of $42.5 million (28.5% of revenue). The first quarter of fiscal 2016 amount includes approximately $900,000 of stock-based compensation expense related to the accelerated vesting of options held by Donald Murray; the prior year quarter included approximately $700,000 of severance charges related to the Company’s European operations. Excluding these charges, SG&A was $43.1 million (29.1% of revenue) in the first quarter of fiscal 2016 and $43.6 million (30.4% of revenue) in the first quarter of fiscal 2015. The quarter-over-quarter decrease is primarily attributable to lower marketing related costs.

Cash used in operations and Adjusted EBITDA were $4.6 million and $15.7 million (10.6% of revenue), respectively, for the first quarter of fiscal 2016 compared to cash used in operations and Adjusted EBITDA of $8.7 million and $13.5 million (9.4% of revenue), respectively, for the first quarter of fiscal 2015.

Cherbak added: “Our business model, which provides intellectual capital on demand to our clients, continues to generate cash that allowed the Board to recently announce a 25% increase in our dividend rate to $0.10 per share, the fifth consecutive year in which we have increased our dividend. Combined with our stock buy-back program, we have a solid foundation of programs to return capital to our shareholders.”

In the first quarter of fiscal 2016, the Company repurchased 395,000 shares of common stock for $6.2 million and paid a quarterly dividend totaling $3.0 million ($0.08 per diluted share) to shareholders. During the quarter, the Company’s Board of Directors authorized a third stock repurchase program with a dollar limit of $150 million; the Company now has a total of $160.5 million available for share purchases when combined with the balance remaining from the previous authorization. As of August 29, 2015, the Company’s cash, cash equivalents and short-term investments were $101.2 million compared to $112.2 million at fiscal year-end May 30, 2015.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; corporate governance, risk and compliance; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; healthcare solutions; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,200 professionals, annually serving over 1,700 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m. ET, today, October 7, 2015. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through October 14, 2015 at 855-859-2056. The conference ID number for the replay is 32516778. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the Company’s expectations regarding its programs for returning capital to shareholders. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	August 29,	August 30,
	2015	2014
	(Unaudited)
Revenue	$148,340	$143,447
Direct costs of services	90,877	87,222
Gross margin	57,463	56,225
Selling, general and administrative expenses (1)	43,957	44,279
Operating income before amortization and depreciation (1)	13,506	11,946
Amortization of intangible assets	30	424
Depreciation expense	858	854
Operating income (1)	12,618	10,668
Interest income	(32)	(38)
Income before provision for income taxes (1)	12,650	10,706
Provision for income taxes (2)	5,517	5,311
Net income (1), (2)	$7,133	$5,395
Net income per common share:
Basic (1), (2)	$0.19	$0.14
Diluted (1), (2)	$0.19	$0.14
Weighted average common shares outstanding:
Basic	37,295	38,180
Diluted	37,847	38,335
Cash dividends declared per common share	$0.10	$0.08

EXPLANATORY NOTES

(1)	SG&A expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $2.2 million and $1.5 million for the three months ended August 29, 2015 and August 30, 2014, respectively. The expense for the first quarter of fiscal 2016 includes approximately $900,000, or $0.01 per share, related to the Board of Director’s approval of accelerated vesting of 127,500 stock options related to Don Murray’s transition from Executive Chairman to non-employee Chairman of the Board.

(2)	The Company's effective tax rate was approximately 44% and approximately 50% for the three months ended August 29, 2015 and August 30, 2014, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended
	August 29, 2015	August 30, 2014
	(Unaudited)

Net income	$7,133	$5,395
Adjustments:
Amortization of intangible assets	30	424
Depreciation expense	858	854
Interest income	(32)	(38)
Provision for income taxes	5,517	5,311
EBITDA	13,506	11,946
Stock-based compensation expense	2,155	1,546
Adjusted EBITDA	$15,661	$13,492
Revenue	$148,340	$143,447
Adjusted EBITDA Margin	10.6%	9.4%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

Revenue for the Three Months Ended
August 29, 2015 GAAP	August 30, 2014 GAAP	May 30, 2015 GAAP	% Increase August 29, 2015 vs. August 30, 2014 GAAP	% Increase August 29, 2015 vs. August 30, 2014 Constant Currency (1)	% Decrease August 29, 2015 vs. May 30, 2015 GAAP	% Decrease August 29, 2015 vs. May 30, 2015 Constant Currency (2)

$148,340	$143,447	$148,814	3.4%	6.3%	-0.3%	-0.3%

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the first quarter of fiscal 2015 and applying those rates to foreign-denominated revenue in the first quarter of fiscal 2016.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the fourth quarter of fiscal 2015 and applying those rates to foreign-denominated revenue in the first quarter of fiscal 2016.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	August 29, 2015	May 30, 2015

	(Unaudited)

Cash, cash equivalents and short-term investments	$101,220	$112,238
Accounts receivable, less allowances	$94,510	$96,574
Total assets	$404,726	$416,981
Current liabilities	$54,398	$68,946
Total stockholders’ equity	$343,106	$340,452
Consultant headcount, end of period	2,501	2,516
Shares outstanding, end of period	37,143	37,273

	Three Months Ended
	August 29, 2015	August 30, 2014

	(Unaudited)

Cash flow from operating activities	$(4,553)	$(8,669)
Cash flow from investing activities	$(572)	$8,645
Cash flow from financing activities	$(5,694)	$(4,859)

CONTACT:
For Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com